Exhibit 99.1

FOR IMMEDIATE RELEASE

Court Dismisses Omnicom Shareholder Lawsuit

New York, New York, March 10, 2010 – Omnicom Group Inc. (OMC) announced today that the United States Court of Appeals for the Second Circuit had affirmed a January 29, 2008, federal district court decision terminating a case attempting to allege securities fraud against the company.

When the trial court ruled in favor of Omnicom in January 2008, plaintiffs appealed, arguing that the trial court had committed legal errors in its decision. The appellate court rejected plaintiffs’ appeal. In its decision in the case captioned In re Omnicom Group Inc. Securities Litigation, 08-0612-cv (2nd Cir.), the appellate court endorsed the trial court’s decision as “thorough and well-reasoned.” The appellate court concluded that plaintiffs’ theory “is far too tenuously connected – indeed, by a metaphoric thread – to” the underlying transaction to support a claim.

“We are very pleased with the appellate court’s thoughtful and detailed decision,” said Michael J. O’Brien, Omnicom’s senior vice president and general counsel. “We vigorously defended against the plaintiffs’ allegations in both the trial court and in the appellate court,” explained O’Brien, “because we have always firmly believed that their allegations were baseless.”

About Omnicom Group Inc.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com). Omnicom is a leading global advertising, marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

Randall Weisenburger
Contact:	Omnicom Group Inc. +1-212-415-3393